Exhibit 99.1

Transcript of
BK Technologies
First Quarter 2019 Investor Conference Call
May 9, 2019

Participants
Tim Vitou – President
Bill Kelly – Chief Financial Officer

Analysts
Ed Schultes – Private Investor

Presentation

Operator
Good morning, ladies and gentlemen, and welcome to BK Technologies Inc. conference call for the first quarter ended March 31, 2019. This call is being recorded. All participants have been placed in a listen-only mode.

Following management’s remarks, the call will be open for questions. Before turning the call over to Mr. Vitou for opening remarks, I will provide the following Safe Harbor statement. Statements made during this conference call that are not based on historical facts are forward-looking statements. These statements are subject to known and unknown factors and risks. The company’s actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. Some of the factors and risks that could cause or contribute to such material differences have been described in yesterday’s press release and in BK’s filings with the SEC. These statements are based on information and understandings that are believed to be accurate as of today, May 9, 2019, and we do not undertake any duty to update forward-looking statements.

I will now turn the call over to Mr. Tim Vitou, President of BK Technologies. Mr. Vitou, you may begin.

Tim Vitou – President
Thank you, Kristy, and good morning, everyone. Welcome to the BK Technologies investor conference call for the first quarter ended March 31, 2019. I’ll provide some short insight about the business before Bill takes us through the financial and operating results.

Q1 2019 was one of mixed results. As we all know, we entered the year with the government shutdown, and it remained shut down through most of January. This adversely impacted sales in both January and February and was primarily responsible for our sales decline and operating loss versus the first quarter last year. However, after the shutdown ended, orders rebounded in March with record bookings and orders have maintained their momentum in April. I see this as an encouraging indicator.

Also, during Q1, our selling, general and administrative expenses increased relative to Q1 last year, primarily due to product development costs as we continue pursuing an aggressive schedule to overhaul our product offerings and add new technology and capabilities. Although these expenses have had an impact on recent financial and operating results, we believe they are essential to ensure BK’s longer term growth and success and will ultimately provide a return on the investment. We anticipate that the initial returns should start later this year, driven by our new multi-band portable radio, the BKR 9000.

The BKR 9000 was unveiled and demonstrated in March at our industry’s largest trade show, the International Wireless Communications Expo, IWCE. It drew a high level of interest and received very positive reviews from the user community. The BKR 9000 is scheduled to commence shipping during the second half of this year.

As the multi-band development is winding down to its final stages, we also launched the development of a broad line of new portable and mobile radios that combine extensive features and capabilities with a bold new look and design. The first model from this initiative is also anticipated to be available later this year.

Meanwhile, in addition to developing our completely new product portfolio, we have created a new corporate structure. We recently completed a holding company reorganization. This reorganization created a new holding company, BK Technologies Corporation, that is now the new parent company of BK Technologies Inc. The holding company is intended to create a more efficient corporate structure, providing increased operational flexibility in helping to facilitate future strategic growth. As I’ve mentioned before, BK is undergoing an extensive transformation which takes time and investment, both of which have been brought to bear over the past several quarters. I believe we’re making meaningful progress toward our objectives and should start to generate positive benefits and returns.

This concludes my overview this morning. I’ll now turn the call over to Bill Kelly, our Chief Financial Officer, who will review the financial and operating highlights for Q1 2019 before returning for some closing thoughts. Bill?

Bill Kelly – Chief Financial Officer
Thanks, Tim. Following is a summary of our financial and operating results for the first quarter ended March 31, 2019. Net sales for the first quarter totaled approximately $7.6 million compared with approximately $11.7 million for the first quarter last year. The decline in sales for the quarter was attributed primarily to the federal government shutdown.

Gross profit margins as a percentage of sales for the first quarter 2019 were approximately 31.9% compared with 41.2% for the first quarter of 2018. Gross profit margins for the first quarter were adversely impacted by increased material costs for certain components and a mix of sales more heavily weighted toward lower margin products. Also, lower volumes contributed to sub-optimal utilization and absorption of manufacturing and support expenses.

For the first quarter of 2019, selling, general and administrative expenses totaled approximately $4.8 million compared with $4.1 million for last year’s first quarter. The increase in SG&A expenses was attributed primarily to new product development.

For the first quarter of 2019, we recognized other income totaling approximately $645,000 related to gains on our investment in 1347 Property Insurance Holdings. During last year’s first quarter, we recognized other expenses totaling approximately $1.3 million related to losses on investments and exchange losses.

For the first quarter of 2019, we reported a net loss of approximately $1.3 million or $0.10 per diluted share compared with a net loss of $443,000 or $0.03 per diluted share for the first quarter last year.

Our capital return program has paid 12 consecutive quarterly dividends, the last one being paid on April 16, 2019. We’ve also repurchased approximately 1.14 million shares since the program’s inception.

I’ll now turn the call back over to Tim.

Tim Vitou – President
Thanks, Bill. While the last two quarters have presented challenges, especially with the government shutdown, we have embraced and are implementing a strategic vision designed to drive longer term and lasting shareholder value. I believe we’re on a course to ultimately realize that vision.

We’ll move on to the question and answer portion of the call. Kristy, we’re now ready to open the floor for questions.

Operator
Thank you. The floor is now open for questions. [Operator instructions]. It looks like we have a question from Ed Schultes [ph], a private investor. Please go ahead.

Q: Yes, good morning. Thank you for taking my questions. Just two questions here this morning. First off, on the 10-Q, it looks like you had a large increase in the purchase commitments. I guess, that’s for the next 12 months or so. Just looking to get a little bit of feedback on that. Is that something where we expect to see additional sales and that’s why the purchase commitments had gone up so much or are you getting better terms purchasing quantity or is it something where you might see a shortage of components somewhere and you just want to lock in those components at this time?

Bill Kelly – Chief Financial Officer
Ed, it’s primarily driven by our sales outlook. We’re heading into Q2 and Q3, which seasonally are our busy months so we do have increased purchase commitments there. And secondarily, we also have purchased commitments related to the BKR 9000 anticipating second-half shipments of that. Some items are long-lead components that we have to get now in order to be ready for that. Those are the two primary drivers.

Q: Thank you. And then, the other question I have is there was an article, I believe it was last week, talking about your expansion plans for down in Florida, 2020 and 2021. The article indicated that you’d be moving from about 100 employees to about 135, and you’d be purchasing about $2 million or $3 million worth of equipment. I was wondering if you could just expand on that for us.

Tim Vitou – President
Good morning, Ed. Thanks for the question. Yes, we have engaged in part of this strategic vision I’ve been talking about over the last several quarters, a very strong growth component to it, including people. We’ve historically run very lean and mean and we’ll continue to run as lean and mean as possible. But, as we’re advancing our projects and our penetration into new markets, especially with our new products, it’s given us the opportunity to grow the business internally and externally.

The people growth you’ll see in that article, I believe, they even listed out the different types of people, primarily engineers and some assembly people as well. It didn’t even talk about the sales growth. We’ll have sales people growth as well to attack new markets.

We’re very excited about the future. We’ve seen with the introduction of the BKR 9000 the type of response it got in Vegas out in March at IWCE. It’s allowing us to attack a whole different sector of customers that we haven’t been able to go after before. So, I believe that with the equipment that the article talked about, it’s expanding some of our abilities that we haven’t traditionally had, unless you go way back in our history with the production and manufacturing process that had been outsourced in the past. We’re bringing that back in.

So, we’re very excited about the future and the growth so we’re making plans for that right now. We think it’ll start this year in 2019 and continue in 2020 and 2021.

Q: Thank you. That’s all I had today.

Tim Vitou – President
Thank you, Ed.

Operator
[Operator instructions]. There appear to be no further questions so I’ll turn it back over to Tim for closing remarks.

Tim Vitou – President
Thank you, Kristy, and thank you all for participating in today’s call. We look forward to talking with you again when we report our Q2 and six-month 2019 results in August. All the best to all of you and have a great day. Thank you.